Exhibit 99.1

EFiled: Jan 21 2010 3:05PM EST Transaction ID 29141318 Case No. 5149-VCS

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

VINCENT PIRRELLO, individually and on behalf of all others similarly situated,	) )
)
Plaintiff,	)
	)	C.A.No. 5149 (VCS)
v.	)
)
DUNCAN JAMES, JAMES PEEBLES,	)
ROBERT PEVENSTEIN, LAWRENCE	)
ENGLISH, ROBERT MILLER, WILLIAM	)
JURIKA, QUADRAMED CORPORATION,	)
BAVARIA HOLDINGS INC., and BAVARIA	)
MERGER SUB, INC.	)
)
Defendants.	)

AMENDED CLASS ACTION COMPLAINT

Plaintiff, by his attorneys, alleges upon information and belief, except for his own acts, which are alleged on knowledge, as follows:

1. Plaintiff brings this action on behalf of the public stockholders of QuadraMed Corporation (“QuadraMed” or the “Company”) against Defendants, QuadraMed and its Board of Directors seeking equitable relief for their breaches of fiduciary duty and other violations of state law arising out of their attempt to sell the Company to Defendants Bavaria Holdings, Inc. and Bavaria Merger Sub, Inc., entities controlled by Francisco Partners (collectively “Francisco Partners”) by means of an unfair process and for an unfair price of $8.50 per share in cash for each share of QuadraMed common stock1 (the “Proposed Transaction”). The Proposed Transaction is valued at approximately $126 million.

[1]	As part of the Proposed, Transaction, Franciso Partners is also purchasing QuadraMed’s Series A Cumulative Mandatory Convertible Preferred Stock for $13.7097 per share in cash.

PARTIES

2. Plaintiff is, and has been at all relevant times, the owner of shares of common stock of QuadraMed.

3. QuadraMed is a corporation organized and existing under the laws of the State of Delaware. It maintains its principal corporate offices at 12110 Sunset Hills Road, Suite 600, Reston, VA 20190, and provides information technology solutions for healthcare enterprises primarily in the United States, Puerto Rico, Canada, Saudi Arabia, and the United Kingdom. QuadraMed markets its healthcare information solutions to hospitals of various sizes and specialties, including community hospitals, academic hospitals, and local and regional delivery networks. As stated in the Company’s Form 10-K filed with the Securities and Exchange Commission on March 11, 2009 (the “10-K”), the Company divides this broad market into three target segments: the hospital-based enterprise healthcare information system (“HIS”) market, the departmental health information management (“HIM”) market, and the government healthcare market. Contracts with clients in these market segments provide revenues generally from software licenses, both term and perpetual in duration, from implementation and project related services and from software maintenance.

4. Defendant Duncan James (“James”) has been the Chief Executive Officer since August 2009 and a director of the Company since July 2009.

5. Defendant James Peebles (“Peebles”) has been a director of the Company since 2004, and became Chairman of the Board in August 2009.

6. Defendant Robert Pevenstein (“Pevenstein”) has been a director of the Company since 2003.

7. Defendant Lawrence English (“English”) has been a director of the Company since 2005.

8. Defendant Robert Miller (“Miller”) has been a director of the Company since 2003.

9. Defendant William Jurika (“Jurika”) has been a director of the Company since 2009.

10. Defendants referenced in ¶¶ 4 through 9 are collectively referred to as Individual Defendants and/or the QuadraMed Board. The Individual Defendants as officers and/or directors of QuadraMed, have a fiduciary relationship with Plaintiff and other public shareholders of QuadraMed and owe them the highest obligations of good faith, fair dealing, loyalty and due care.

11. Defendant Bavaria Holdings, Inc. is a Delaware Corporation owned by Francisco Partners, one of the world’s largest technology-focused private equity funds with approximately $5.0 billion of committed capital and offices in San Francisco and London,

12. Defendant Bavaria Merger Sub, Inc. is a Delaware corporation wholly owned by Bavaria Holdings, Inc. that was created for the purposes of effectuating the Proposed Transaction.

INDIVIDUAL DEFENDANTS’ FIDUCIARY DUTIES

13. By reason of Individual Defendants’ positions with the Company as officers and/or directors, they are in a fiduciary relationship with Plaintiff and the other public shareholders of QuadraMed and owe them, as well as the Company, a duty of highest good faith, fair dealing, loyalty and full, candid and adequate disclosure, as well as a duty to maximize shareholder value.

14. Where the officers and/or Directors of a publicly traded corporation undertake a transaction that will result in either: (i) a change in corporate control; (ii) a break up of the corporation’s assets; or (iii) sale of the corporation, the Directors have an affirmative fiduciary obligation to obtain the highest value reasonably available for the corporation’s shareholders, and if such transaction will result in a change of corporate control, the shareholders are entitled to receive a significant premium. To diligently comply with their fiduciary duties, the Directors and/or officers may not take any action that:

(a) adversely affects the value provided to the corporation’s shareholders;

(b) favors themselves or will discourage or inhibit alternative offers to purchase control of the corporation or its assets;

(c) contractually prohibits them from complying with their fiduciary duties;

(d) will otherwise adversely affect their duty to search and secure the best value reasonably available under the circumstances for the corporation’s shareholders; and/or

(e) will provide the Directors and/or officers with preferential treatment at the expense of, or separate from, the public shareholders.

15. In accordance with their duties of loyalty and good faith, the Individual Defendants, as Directors and/or officers of QuadraMed, are obligated to refrain from:

(a) participating in any transaction where the directors or officers’ loyalties are divided;

(b) participating in any transaction where the directors or officers receive, or are entitled to receive, a personal financial benefit not equally shared by the public shareholders of the corporation; and/or

(c) unjustly enriching themselves at the expense or to the detriment of the public shareholders.

16. Plaintiff alleges herein that the Individual Defendants, separately and together, in connection with the Proposed Transaction are knowingly or recklessly violating their fiduciary duties, including their duties of loyalty, good faith and independence owed to Plaintiff and other public shareholders of QuadraMed, or are aiding and abetting others in violating those duties.

17. Defendants also owe the Company’s stockholders a duty of candor, which includes the disclosure of all material facts concerning the Proposed Transaction and, particularly, the fairness of the price offered for the stockholders’ equity interest. Defendants are knowingly or recklessly breaching their fiduciary duties of candor by failing to disclose all material information concerning the Proposed Transaction, and/or aiding and abetting other Defendants’ breaches.

CONSPIRACY, AIDING AND ABETTING AND CONCERTED ACTION

18. In committing the wrongful acts alleged herein, each of the Defendants has pursued, or joined in the pursuit of, a common course of conduct, and acted in concert with and conspired with one another, in furtherance of their common plan or design. In addition to the wrongful conduct herein alleged as giving rise to primary liability, the Defendants further aided and abetted and/or assisted each other in breach of their respective duties as herein alleged.

19. During all relevant times hereto, the Defendants, and each of them, initiated a course of conduct which was designed to and did: (i) permit Francisco Partners to attempt to eliminate the public shareholders’ equity interest in QuadraMed pursuant to a defective sales process, and (ii) permit Francisco Partners to buy the Company for an unfair price. In furtherance of this plan, conspiracy and course of conduct, Defendants, and each of them, took the actions as set forth herein.

20. Each of the Defendants herein aided and abetted and rendered substantial assistance in the wrongs complained of herein. In taking such actions, as particularized herein, to substantially assist the commission of the wrongdoing complained of, each Defendant acted with knowledge of the primary wrongdoing, substantially assisted the accomplishment of that wrongdoing, and was aware of his or her overall contribution to, and furtherance of, the wrongdoing. The Defendants’ acts of aiding and abetting included, inter alia, the acts each of them are alleged to have committed in furtherance of the conspiracy, common enterprise and common course of conduct complained of herein.

CLASS ACTION ALLEGATIONS

21. Plaintiff brings this action on its own behalf and as a class action on behalf of all owners of QuadraMed common stock and their successors in interest, except Defendants and their affiliates (the “Class”).

22. This action is properly maintainable as a class action for the following reasons:

(a) the Class is so numerous that joinder of all members is impracticable. As of December 11, 2009, QuadraMed has approximately 8.31 million shares outstanding.

(b) questions of law and fact are common to the Class, including, inter alia, the following:

(i)	Have the Individual Defendants breached their fiduciary duties owed by them to Plaintiff and the others members of the Class;

(ii)	Are the Individual Defendants, in connection with the Proposed Transaction of QuadraMed by Francisco Partners, pursuing a course of conduct that does not maximize QuadraMed’s value in violation of their fiduciary duties;

(iii)	Have the Individual Defendants misrepresented and omitted material facts in violation of their fiduciary duties owed by them to Plaintiff and the other members of the Class;

(iv)	Have QuadraMed and Francisco Partners aided and abetted the Individual Defendants’ breaches of fiduciary duty; and

(v)	Is the Class entitled to injunctive relief or damages as a result of Defendants’ wrongful conduct.

(c) Plaintiff is committed to prosecuting this action and have retained competent counsel experienced in litigation of this nature.

(d) Plaintiff’s claims are typical of those of the other members of the Class.

(e) Plaintiff has no interests that are adverse to the Class.

(f) The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications for individual members of the Class and of establishing incompatible standards of conduct for Defendants.

(g) Conflicting adjudications for individual members of the Class might as a practical matter be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.

SUBSTANTIVE ALLEGATIONS

23. Prior to the recession and the general financial turmoil that began in late 2008, QuadraMed’s stock had been trading at over $10 per share in 2008. As stated by Defendant Peebles on June 4, 2009 at the 2009 QuadraMed Shareholders Meeting (“Shareholders Meeting”): “2008 was a successful year for QuadraMed. We achieved $150.4M in revenue and sales bookings of $110M, both significant numbers for our business. This resulted in a strong backlog at the beginning of FY09. This combined with a strong balance sheet is providing us a solid foundation for continued execution in this critical economic climate.”

24. QuadraMed saw its stock price take a hit in 2009 likely due to the recession and general turmoil in the financial markets.

25. QuadraMed, however, has since rebounded and is poised for substantial growth. As stated by Peebles at the Shareholders Meeting on June 4, 2009: “However, like all of you, we are disappointed in the performance of our stock. We have initiated changes to address this… We strongly believe that there will be demand for new and enhanced IT applications in US hospitals when the economy improves, and we have development projects underway this year to position us to meet that demand in 2010 and beyond.”

26. The Company has substantial growth opportunities for its QCPR product with the potential for receiving tens of millions of dollars of revenue in the future. As stated in its Form 10-K:

With the acquisition eighteen months ago of QCPR, we have significantly improved our competitive position in the clinical information systems market. QCPR continues to enjoy a strong market position; and, in 2008, KLAS, an independent customer service rating agency, ranked QCPR 5th among inpatient EHRs, an improvement of QCPR’s ranking of 6th in 2007 by the same rating agency. In 2008, our ability to demonstrate the improved functionality available in QCPR, helped us achieve substantially greater clinical information systems sales success as compared to any single year since 2000. As we look for opportunities to continue QCPR sales growth, we note opportunity within our existing Affinity clinical client base. In 2008, we signed contracts to migrate seven Affinity clinical client hospitals to QCPR. We believe there are approximately forty to fifty Affinity clinical clients that will be looking to upgrade their clinical systems over the next three years. Most of these Affinity clinical clients are considered to be “small” hospitals and average fewer than 200 inpatient beds each. We expect that the average initial contract value for migrating from the Affinity clinical system to QCPR to be in the range of $1.5M to $3M each, representing a three to four year revenue opportunity for QuadraMed of $65M to $140M.

27. Defendant Peebles reiterated the strong potential of QCPR at the Shareholders Meeting, stating:

The CPR acquisition, now called QCPR, has provided us 26 clients with 47 hospitals. Of these, 17 clients and 26 hospitals are located in the United States and, therefore, are candidates to benefit from the [American Recovery and Reinvestment Act of 2009] (the “ARRA”). In addition, QuadraMed has 38 remaining clients, representing 51 hospitals, who use our Affinity Clinical System, all of whom are candidates to migrate to the QCPR product and, likewise, are candidates to benefit from the ARRA. Five Affinity clients representing 7 hospitals already committed to this migration in Q4 of 2008.

All of these clients provide opportunity for QuadraMed. We are aggressively pursuing each of the Affinity clients in order to migrate them to QCPR which will be our certified go-forward product. In addition, the ARRA created significant opportunities to provide additional products and services to all of these clients. Therefore, we are focused on executing our development plan to meet all of the requirements of the ARRA and to provide the services that each of our clients will require in order to realize the reimbursement benefits of the ARRA.

28. The Company already began to achieve success with its QCPR in the third quarter of 2009. In a November 5, 2009 conference call discussing the Company’s third quarter financial results, Defendant James stated:

In the third quarter we were pleased to sign four QCPR deals and three of these were Affinity migrations. This gives us a total of eight QCPR clients signed since the acquisition of QCPR. Additionally, we have about 26 migration opportunities where customer’s decisions were outstanding and we’re competing for the business.

29. The Company also has significant growth opportunities in the HIM market. As stated in its 10K:

In addition to pursuing the enterprise HIS market strategy, we provide the Quantim® departmental solution to the HIM area of hospitals. We have achieved success and market presence in the HIM departmental market, and we estimate that approximately 1,700 U.S. hospitals are using a least one of our HIM solutions. In 2008, our Quantim product was ranked 3rd in the industry by KLAS. The HIM market continues to represent a growth opportunity for us, and according to HIMSS, is projected to grow at about 20% per year over the next five years. HIM market growth is being fueled by several factors: the upcoming conversion from ICD-9 to ICD-10 that all U.S. hospitals will undertake the growing acceptance of medical dictation with speech recognition applications, the acceptance of outsourced medical transcription and the adoption of computer-assisted coding (“CAC”). We believe our solutions provide a competitive advantage for us in this growing market.

30. Summarizing the Company’s opportunities, Defendant Peebles estimated hundreds of millions of dollar of revenue awaiting the Company over the next few years. As stated by Peebles at the Shareholders Meeting:

We believe that these opportunities, combined with the continuing requirement to stay current and meet our clients’ needs, has confirmed that our plan to increase development in 2009 across our product lines was both necessary and timely. We have estimated these combined opportunities to be in the range of $200-250M during fiscal year 2010 through 2013.

31. In addition, the Company recently entered into a significant contract with the Department of Veterans Affairs. On October 21, 2009, the Department of Veterans Affairs awarded the Company a Task Order contract under its existing Blanket Purchase Agreement (the “Task Order”). The Task Order has a stated value of approximately $24.1 million and includes (i) a renewal of the Department of Veterans Affairs term license for QuadraMed’s Encoder and VIP software, and (ii) related training services for all Veterans Affairs Medical Centers nationwide for the government’s fiscal year 2010.

32. Despite its promise and poise for growth, the Company agreed to enter into the Proposed Transaction. In a press release dated December 8, 2009, the Company announced that it had entered into a merger agreement with Francisco Partners, stating:

RESTON, Va. – Dec. 8, 2009 – QuadraMed® Corporation (NASDAQ:QDHC), a leading provider of healthcare information technologies and services that help turn quality care into positive financial outcomes, announced that it has entered into a definitive merger agreement to be acquired by Francisco Partners, one of the world’s largest technology-focused private equity firms.

Under the terms of the agreement Francisco Partners has agreed to acquire all of the outstanding shares of QuadraMed’s common stock for $8.50 per share in cash and all of the outstanding shares of QuadraMed’s Series A Cumulative Mandatory Convertible Preferred Stock for $13.7097 per share in cash. The per-share consideration to the Series A Preferred Stock represents the common-equivalent consideration for such Series A Preferred Stock based on its current conversion ratio. The all-cash transaction is valued at approximately $126 million.

* * *

QuadraMed’s directors and executive officers and affiliates, who control approximately 8.4% in the aggregate of the outstanding common stock, have agreed to vote their shares in favor of the transaction, which is subject to customary closing conditions, including the approval of QuadraMed’s common stockholders and regulatory approval.

33. Given the Company’s recent performance and future prospects, the consideration shareholders are to receive is inadequate. In addition, the Proposed Transaction price of approximately $126 million is even less than the Company’s $145.26 million in revenue for the four prior quarters ending September 30, 2009. Further, at least one Wall Street analyst had a price target of $11.00 per share before the Proposed Transaction was announced. Accordingly, Francisco Partners is picking up QuadraMed at the most opportune time, at a time when QuadraMed is poised for growth and its stock price is trading at a huge discount to its intrinsic value.

34. In addition, as part of the Merger Agreement, Defendants agreed to certain onerous and preclusive deal protection devices that operate conjunctively to make the Proposed Transaction a fait d’accompli and ensure that no competing offers will emerge for the Company.

35. By way of example, §5.2(a) of the Merger Agreement includes a “no solicitation” provision barring the Board and any Company personnel from attempting to procure a price in excess of the amount offered by Francisco Partners. This section also demands that the Company terminate any and all prior or on-going discussions with other potential suitors. Despite the fact that they have locked up the Company and bound it to not solicit alternative bids, the Merger Agreement provides other ways that guarantee the only suitor will be Francisco Partners.

36. Pursuant to §5.2 of the Merger Agreement, should an unsolicited bidder arrive on the scene, the Company must notify Francisco Partners of the bidder’s offer. Thereafter, should the Board determine that the unsolicited offer is superior, Francisco Partners is granted five days as a “last look” to amend the terms of the Merger Agreement to make a counter-offer that only needs to be at least as favorable to the Company’s shareholders as the unsolicited offer so that the competing bid is no longer considered a superior proposal. Francisco Partners is able to match the unsolicited offer because it is granted unfettered access to the unsolicited offer, in its entirety, eliminating any leverage that the Company has in receiving the unsolicited offer.

37. In other words, the Merger Agreement gives Francisco Partners access to any rival bidder’s information and allows Francisco Partners a free right to top any superior offer. Accordingly, no rival bidder is likely to emerge and act as a stalking horse for Francisco Partners, because the Merger Agreement unfairly assures that any “auction” will favor Francisco Partners and piggy-back upon the due diligence of the foreclosed second bidder.

38. In addition, should the other bidder come unsolicited and overcome the “last look,” the Merger Agreement provides that a termination fee of $4 million must be paid to Francisco Partners by QuadraMed if the Company decides to pursue said other offer, thereby essentially requiring that the alternate bidder agree to pay a naked premium for the right to provide the shareholders with a superior offer.

39. Ultimately, the “no solicitation” clause and the “last look” provision coupled with the termination fee illegally restrain the Company’s ability to solicit or engage in negotiations with any third party regarding a proposal to acquire all or a significant interest in the Company. The circumstances under which the Board may respond to an unsolicited written bona fide proposal for an alternative acquisition that constitutes or would reasonably be expected to constitute a superior proposal are too narrowly circumscribed to provide an effective “fiduciary out” under the circumstances. Likewise, these provisions, also foreclose any likely alternate bidder from providing the needed market check of Francisco Partners’s inadequate offer price.

40. Moreover, on July 27, 2009, the Company announced that Defendant James would be appointed as CEO of the Company on August 2009, and was appointed as a member of the Company’s Board on July 27, 2009. As part of his appointment as CEO, James entered into an employment agreement with the Company pursuant to which he will receive substantial payments as a result of the Proposed Transaction. First, Defendant James owns unvested stock options that will automatically vest upon consummation of the Proposed Transaction. Upon consummation of the Proposed Transaction, James will receive $300,000 for his previously unvested stock options. In addition, in the event James is terminated under various circumstances following consummation of the proposed Transaction, he will be entitled to receive severance payments of up $2,175,000. Accordingly, the Proposed Transaction is wrongful, unfair and harmful to the Company’s public shareholders, and represents an effort by defendants to aggrandize their own financial position and interests at the expense of and to the detriment of Class members. Despite their duty to maximize shareholder value, defendants have clear and material conflicts of interest and are acting to better their own interests at the expense of the Company’s public shareholders.

THE MATERIALLY MISLEADING AND/OR INCOMPLETE

PROXY STATEMENT

41. On January 4, 2010, the Company filed a Schedule 14A Proxy Statement (the “Proxy”) with the SEC in connection with the Proposed Transaction.

42. The Proxy fails to provide the Company’s shareholders with material information and/or provides them with materially misleading information thereby rendering the shareholders unable to make an informed decision on whether to vote in favor of the Proposed Transaction.

43. For example, the Proxy completely fails to disclose the underlying methodologies, projections, key inputs and multiples relied upon and observed by Piper Jaffray & Co. (“Piper Jaffray”) the Company’s financial advisor, so that shareholders can properly assess the credibility of the various analyses performed by Piper Jaffray and relied upon by the Board in recommending the Proposed Transaction. In particular, the Proxy is deficient and should provide, inter alia, the following:

(i)	More detail in the Company’s projections, including depreciation, capital expenditures, and changes in working capital for years 2009-2013, all of which are necessary components in the calculation of free cash flows used in the Discounted Cash Flow Analysis.

(ii)	The multiples observed for each company in the Selected Publicly Traded Companies Analysis.

(iii)	The reasons Piper Jaffray did not perform a control-premium analysis, or add industry-specific control premiums to the comparable companies in the Selected Publicly Traded Companies Analysis.

(iv)	Which companies had multiples that were deemed “not meaningful” in the Selected Publicly Traded Companies Analysis.

(v)	The date of the transaction, transaction value and multiples observed for each transaction in the Selected M&A Transaction Analysis.

(vi)	The criteria used by Piper Jaffray to select perpetuity growth rates between 4.0% and 5.0%.

(vii)	The criteria used to select terminal value multiples between 7.0x and 9.0x used in the Discounted Cash Flow Analysis, and the reasons these multiples were well below the mean and median multiples observed in the Selected Publicly Traded Companies Analysis.

(viii)	The criteria used by Piper Jaffray to select discount rates of 20.0%, 22.5%, and 25.0% used in the Discounted Cash Flow Analysis.

(ix)	The criteria used to select discount rates of 7.5% and 12.5% for the present value calculation of the Company’s net operating losses; and the value attributable to the net operating losses on a standalone basis used by Piper Jaffray in the Discounted Cash Flow Analysis.

(x)	While future cash flows from 2010 to 2013 were reduced with preferred dividends due to the assumption within the discounted cash flow analysis that the Series A Preferred Shares remained outstanding, the merger agreement provides that the Series A Preferred Shares will be cashed out for $13.7097 per share.

44. In addition, the Proxy fails to provide material information concerning the financial projections disclosed in the Proxy. The Proxy states that the Company provided Franciso Partners and “other bidders interested in a possible acquisition of the Company” with projections, but it fails to disclose which bidders received the Company’s projections. In addition, the Proxy states that one such bidder, Bidder E, reduced its September 18th, 2009 proposal to purchase the Company from $9.50 per share to $8.00 per share due to a “projected reduction in the Company’s profitability for 2009.” The Proxy should disclose what projected information did Bidder E use to make a determination – i.e., did the Company provide bidders with updated/revised projections during the sales process, and if so, the reasons and assumptions that led to the change in projections.

45. The Proxy also fails to describe material information concerning the sales process, including criteria used to identify potential parties, the discussions and negotiations held with potential parties, and the offers received from such parties. For example, the Proxy:

(i)	Fails to disclose the criteria used by Piper Jaffray to select Bidders G, H, I, and J as potential partners, the reasons those bidders were determined “as the best fit to present acquisition proposals,” and the reasons no further market check (other than contacting parties that had previously shown unsolicited interest) was conducted after Bidders H, I, and J were immediately not interested in purchasing the entire company.

(ii)	States that Bidders H, I, and J were interested in purchasing “only a portion of the Company’s business,” but it fails to disclose what portions were these bidders interested in, and the reasons the Company did not pursue such discussions.

(iii)	States that certain bidders informed Piper Jaffray that they “desired to purchase only certain assets from the Company,” but it fails to disclose the specific nature of their interest (i.e. what assets), and the reasons the Company did not pursue such discussions.

(iv)	Fails to disclose the “certain customer and financial performance assumptions” underlying Bidder E’s October 26, 2009 offer.

(v)	Fails to disclose the reasons the special committee determined to dismiss Bidder E in the sales process on October 28, 2009, considering its offer was only $0.50 less than Francisco Partner’s offer.

(vi)	States that on October 28, 2009, a representative of Piper Jaffray reported that Piper Jaffray and James “received inquiries from other interested parties late in the process,” but it fails to disclose the nature of such inquiries and the reasons the Company was not willing to provide these companies with time to participate in the sales process.

(vii)	States that on November 20, 2009, Bidder D withdrew from negotiations to acquire the Company, in part, because “based on the diligence it conducted, it could no longer reaffirm its original offer of $10.00 per common share,” but would be interested on “acquiring the Company on different terms.” The Proxy, however, fails to disclose what different terms, and whether the Company sought to negotiate with Bidder D at a lower price than $10.00 per share, but higher than Francisco Partner’s $8.50 offer, and if not, the reasons.

(viii)	Fails to disclose what factors changed that caused the Company to accept the Proposed Transaction price of $8.50 per share when it had previously rejected a $9.50 offer from Francisco Partners on March 4, 2009.

(ix)	Fails to disclose what role/activities the special committee was authorized to conduct when it was formed in November, 2008.

(x)	Fails to disclose the reasons Defendant Jurika was hired as a consultant to the special committee on November 19, 2008, and the activities he conducted as consultant.

(xi)	Fails to disclose the value of the unsolicited offer received from Bidder B in the spring of 2006 and the reasons the Company determined its offer was not acceptable.

It is absolutely necessary for shareholders to receive a Proxy that provides all material disclosures related to the sales process in order for shareholders to be able to cast a fully informed decision regarding the Proposed Transaction.

46. The Proxy further neglects to provide shareholders with sufficient information to evaluate the pros and cons associated with the other strategic alternatives, other than the sale of the Company, reviewed by the Board and/or the special committee – information which is vital to shareholders in deciding how to vote regarding the Proposed Transaction. In particular, the Proxy:

(i)	States that on September 10, 2009, the special committee determined to evaluate the Company’s “possible alternatives to remaining independent,” but it fails to disclose what alternatives, other than a sale of the Company were discussed and the steps undertaken to pursue such alternatives, if any.

(ii)	States that on November 6, 2008, the Board “discussed the Company’s strategic alternatives” but it fails to disclose what alternatives were discussed.

47. Accordingly, Plaintiff seeks injunctive and other equitable relief to prevent the irreparable injury that Company shareholders will continue to suffer absent judicial intervention.

CLAIM FOR RELIEF

COUNT I

Breach of Fiduciary Duty – Failure to Maximize Shareholder Value

(Against All Individual Defendants)

48. Plaintiff repeats all previous allegations as if set forth in full herein.

49. As Directors of QuadraMed, the Individual Defendants stand in a fiduciary relationship to Plaintiff and the other public stockholders of the Company and owe them the highest fiduciary obligations of loyalty and care. The Individual Defendants’ recommendation of the Proposed Transaction will result in change of control of the Company which imposes heightened fiduciary responsibilities to maximize QuadraMed’s value for the benefit of the stockholders and requires enhanced scrutiny by the Court.

50. As discussed herein, the Individual Defendants have breached their fiduciary duties to QuadraMed shareholders by failing to engage in an honest and fair sale process.

51. As a result of the Individual Defendants’ breaches of their fiduciary duties, Plaintiff and the Class will suffer irreparable injury in that they have not and will not receive their fair portion of the value of QuadraMed’s assets and will be prevented from benefiting from a value-maximizing transaction.

52. Unless enjoined by this Court, the Individual Defendants will continue to breach their fiduciary duties owed to Plaintiff and the Class, and may consummate the Proposed Transaction, to the irreparable harm of the Class.

53. Plaintiff and the Class have no adequate remedy at law.

COUNT II

Breach of Fiduciary Duty – Disclosure

(Against Individual Defendants)

54. Plaintiff repeats all previous allegations as if set forth in full herein.

55. The fiduciary duties of the Individual Defendants in the circumstances of the Proposed Transaction require them to disclose to Plaintiff and the Class all information material to the decisions confronting Quadramed’s shareholders.

56. As set forth above, the Individual Defendants have breached their fiduciary duty through materially inadequate disclosures and material disclosure omissions.

57. As a result, Plaintiff and the Class members are being harmed irreparably.

58. Plaintiff and the Class have no adequate remedy at law.

COUNT III

Aiding and Abetting

(Against QuadraMed and Francisco Partners)

59. Plaintiff repeats all previous allegations as if set forth in full herein.

60. As alleged in more detail above, QuadraMed and Francisco Partners are well aware that the Individual Defendants have not sought to obtain the best available transaction for the Company’s public shareholders. Defendants QuadraMed and Francisco Partners aided and abetted the Individual Defendants’ breaches of fiduciary duties.

61. As a result, Plaintiff and the Class members are being harmed.

62. Plaintiff and the Class have no adequate remedy at law.

WHEREFORE, Plaintiff demands judgment against Defendants jointly and severally, as follows:

(A) declaring this action to be a class action and certifying Plaintiff as the Class representatives and his counsel as Class counsel;

(B) enjoining, preliminarily and permanently, the Proposed Transaction;

(C) in the event that the transaction is consummated prior to the entry of this Court’s final judgment, rescinding it or awarding Plaintiff and the Class rescissory damages;

(D) directing that Defendants account to Plaintiff and the other members of the Class for all damages caused by them and account for all profits and any special benefits obtained as a result of their breaches of their fiduciary duties;

(E) awarding Plaintiff the costs of this action, including a reasonable allowance for the fees and expenses of Plaintiff’s attorneys and experts; and

(F) granting Plaintiff and the other members of the Class such further relief as the Court deems just and proper.

COOCH & TAYLOR, P.A.

/s/ BLAKE A. BENNETT
DATED: January 21, 2010	BLAKE A. BENNETT (#5133) The Brandywine Building 1000 West Street, 10th Floor Wilmington, DE 19801 (302) 984-3800 Attorneys for Plaintiff

OF COUNSEL

LEVI & KORSINSKY, LLP

Eduard Korsinsky

Eric M. Andersen (No. 4376)

30 Broad Street, 15th Floor

New York, New York 10004

Tel: (212) 363-7500